Exhibit 8.1

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

March 11, 2024

Prudential Financial, Inc.

751 Broad Street

Newark, New Jersey 07102

Ladies and Gentlemen:

We have acted as counsel to Prudential Financial, Inc., a New Jersey corporation (“Prudential”), in connection with the issuance and sale of $1,000,000,000 aggregate principal amount of Prudential’s 6.500% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 (the “Notes”), as described in the prospectus supplement, dated March 6, 2024 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement on Form S-3 (File No. 333-277590) under the Securities Act of 1933, as amended (the “Act”), dated March 1, 2024.

We hereby confirm to you our opinion as set forth under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations set forth therein. We hereby consent to the filing of this opinion as an exhibit to Prudential’s Current Report on Form 8-K to be filed in connection with the issuance and sale of the Notes, and to the reference to us under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

BRUSSELS CHICAGO FRANKFURT HOUSTON LONDON LOS ANGELES MILAN

MUNICH NEW YORK PALO ALTO PARIS ROME SAN FRANCISCO WASHINGTON